Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Pacific Coast Oil Trust and Pacific Coast Energy Company LP of our report dated March 31, 2009 relating to the financial statements of Pacific Coast Energy Company LP (Predecessor Company) and of our report dated March 28, 2011, except for Note 3 to the consolidated financial statements, as to which the date is January 6, 2012, relating to the financial statements of Pacific Coast Energy Company LP (Successor Company), which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

February 10, 2012